Exhibit 10.22

BUILDING MATERIALS HOLDING CORPORATION
SECOND AMENDED AND RESTATED
NON-EMPLOYEE DIRECTOR STOCK PLAN

(Approved by the Board of Directors on February 18, 2000)

1.	Purpose.

The purpose of the Second Amended and Restated Non-Employee Director Stock Plan (the “Amended Director Plan”) of Building Materials Holding Corporation (the “Company”) is to promote the interests of the Company by attracting and retaining highly qualified independent directors by providing such individuals with an investment interest in the Company’s future success.

2.	Definitions.

The following definitions shall apply to this Amended Director Plan:

(a) “Annual Issue Date” shall mean, for each fiscal year, the date on which the stockholders of the Company have their regular annual meeting.

(b) “Board” or “Board of Directors” shall mean the Board of Directors of the Company.

(c) “Eligible Director” shall mean any person who is a member of the Board and who is not a full or part-time employee of the Company or of any parent or subsidiary corporation (as defined in Section 424 of the Internal Revenue Code of 1986, as amended) of the Company, and who has not been an employee of the Company or of any parent or subsidiary of the Company within one (1) year prior to participation in this Amended Director Plan.

(d) “Initial Issue Date” shall mean the later of (i) the date on which an Eligible Director is first elected as a member of the Board by action of the stockholders of the Company, or (ii) in the case of a director who has been an employee of the Company or a parent or subsidiary of the Company, the date on which such director becomes an Eligible Director.

(e) “Shares” shall mean shares of the Common Stock of the Company.

3.	Administration.

(a) General.  This Amended Director Plan shall be administered by the Board in accordance with the express provisions of this Amended Director Plan.

(b) Powers of Board.  The Board shall have full and complete authority to adopt such rules and regulations and to make all such other determinations not inconsistent with this Amended Director Plan as may be necessary for the administration of this Amended Director Plan.  Notwithstanding the foregoing, the Company shall have no authority or discretion as to the persons eligible to receive Shares under this Amended Director Plan, which matters are specifically governed by the provisions of this Amended Director Plan.

4.	Restrictions.

All Shares proposed to be issued under this Amended Director Plan shall be subject to the requirement that, if at any time the Company shall determine, in its discretion, that the listing, registration or qualification of such Shares issuable under this Amended Director Plan upon any securities exchange or under any state or federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the issuing of such Shares, such Shares may not be issued unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

5.	Shares Subject to Amended Director Plan.

(a) Aggregate Number.  Subject to adjustment in accordance with Section 7(b), a total of 187,500 Shares are reserved for issuance under this Amended Director Plan, of which 13,500 shares are outstanding as of 12/31/2005.  Shares issued under this Amended Director Plan may be unissued Shares or reacquired Shares.

(b) Rights as Stockholder.  No Eligible Director and no beneficiary or other person claiming under or through such Eligible Director shall have any rights as a stockholder with respect to Shares until the issuance (as evidenced by the appropriate entry on the books of the Company or a duly authorized transfer agent) of a stock certificate evidencing the Shares.  Subject to Section 7(b), no adjustment shall be made for dividends or other events for which the record date if prior to the date the certificate is issued.

(c) Rights with Respect to Shares.  No Eligible Director and no beneficiary or other person claiming under or through such Eligible Director shall have any right, title or interest in or to any Shares until such Shares are duly issued pursuant to the terms of this Amended Director Plan.

6.	Nondiscretionary Awards.

Shares will be automatically issued to the Eligible Directors as follows:

(a) Initial Issuances.  On the Initial Issue Date, the Company shall issue to each Eligible Director (except for the Eligible Directors who are members of the Board as of the effective date of this Amended Director Plan) the number of Shares equal to Twenty-Five Thousand Dollars ($25,000) divided by the closing price on the relevant Initial Issue Date of one Share on the Nasdaq National Market, rounded up to the nearest 100 shares, for a purchase price of $0.01 per Share.

(b) Regular Annual Issuances.  On each Annual Issue Date, immediately after the annual election of directors, the Company shall issue to each Eligible Director then in office the number of Shares equal to Twenty-Five Thousand Dollars ($25,000) divided by the closing price on the relevant Annual Issue Date of one Share on the Nasdaq National Market, rounded up to the nearest 100 shares, for a purchase price of $0.01 per Share.

(c) Adjustment.  The number of Shares issued in accordance with this Section 6 shall be subject to adjustment in accordance with Section 7(b).

7.	Terms of Awards.

(a) Termination of Membership on the Board.  If an Eligible Director’s membership on the Board terminates for any reason, no further Shares shall be issued under this Amended Director Plan to such Eligible Director on or after such date of termination.

(b) Capitalization Changes.  If any change is made in the Shares subject to this Amended Director Plan through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure, or any other capital reorganization, the Board shall make appropriate adjustments as to the maximum number of Share subject to this Amended Director Plan.

(c) Withholding Taxes.  Whenever Shares are to be issued under this Amended Director Plan, the Company shall have the right to require payment to the Company by the person to receive such Shares of an amount sufficient to satisfy federal, state and local withholding ax requirements prior to delivery of any certificate or certificates representing such Shares.  Payment of withholding taxes may be made by delivery of Company stock to the Company.

8.	Legal Requirements.

Shares shall not be offered or issued under this Amended Director Plan unless the offer, issuance and delivery of such Shares shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, and the requirements of any stock exchange upon which the Shares may then be listed.  As a condition precedent to the issuance of Shares pursuant to an award under this Amended Director Plan, the Company may require an Eligible Director to take any reasonable action to comply with such requirements.  Any certificates representing Shares shall bear appropriate legends.

9.	Amendment and Interpretation of Amended Director Plan.

(a) Stockholder Approval Required.  The Board may amend this Amended Director Plan at any time.  No amendment adopted without stockholder approval may (i) increase the number of Shares which may be issued hereunder, (ii) modify the requirements as to eligibility for participation, or (iii) materially increase the benefits accruing under this Amended Director Plan.

(b) Prohibited Amendments.  No amendment shall change the nondiscretionary manner in which awards are made under Section 6.

(c) Interpretation.  Questions of interpretation of any of the provisions of this Amended Director Plan shall be resolved by legal counsel for the Company selected by the Chief Executive Officer of the Company.

10.	Termination or Suspension of Amended Director Plan.

The Board at any time may suspend or terminate this Amended Director Plan.  This Amended Director Plan, unless sooner terminated, shall terminate on February 19, 2008.  No Shares may be issued under this Amended Director Plan while this Amended Director Plan is suspended or after it is terminated.

11.	Effective Date; Stockholder Approval.

This Amended Director Plan has been approved by the Board and shall become effective on February 18, 2000, subject to its approval by the stockholders of the company.  If the stockholders fail to approve this Amended Director Plan, within twelve (12) months from the effective date hereof, the Amended and Restated Non-Employee Director Stock Option Plan shall continue in effect in the form existing prior to this amendment.

12.	Director Status.

Nothing in this Amended Director Plan or in any instrument executed pursuant hereto shall confer upon any Eligible Director any right to continue as a member of the Board of the Company or any parent or subsidiary thereof.

13.	Other Plans.

Nothing in this Amended Director Plan is intended to be a substitute for, or shall preclude or limit the establishment or continuation of, any other plan, practice or arrangement for the payment of compensation or benefits to directors generally, which the Company now has or may hereafter lawfully put into effect, including, without limitation, any retirement, pension, insurance, stock purchase, incentive compensation or bonus plan.

14.	Applicable Law.

This Amended Director Plan shall be governed by, interpreted under, and construed and enforced in accordance with the laws of the State of Delaware, excluding choice of law provisions thereof.

15.	Successors and Assigns.

This Amended Director Plan shall be binding upon the successors and assigns of the Company and upon each Eligible Director and such Eligible Director’s heirs, executors, administrators, personal representatives, permitted assignees and successors in interest.

Approved by the Board on February 18, 2000.